UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                         HMG/COURTLAND PROPERTIES, INC.
                (Name of Registrant as Specified In Its Charter)

                                       N/A
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          N/A

     (2)  Aggregate number of securities to which transaction applies:

          N/A

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          N/A

     (4)  Proposed maximum aggregate value of transaction:

          N/A

     (5)  Total fee paid:

          N/A

[  ] Fee paid previously with preliminary materials.

[  ] Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:
     2)   Form, Schedule or Registration Statement No.:
     3)   Filing Party:
     4)   Date Filed:

                         HMG/COURTLAND PROPERTIES, INC.
                            2701 South Bayshore Drive
                          Coconut Grove, Florida 33133

                         ------------------------------

                                    NOTICE OF
                         ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD AUGUST 7, 1998
                         ------------------------------


                                                                   July 14, 1998
TO THE SHAREHOLDERS:

     The annual meeting of shareholders of HMG/Courtland Properties, Inc. (the "Company") will be held at 10:30 A.M., on August 7, 1998 at the Grove Isle Club and Resort, 4 Grove Isle Drive, Coconut Grove, Florida for the following purposes:

     1.   To elect a Board of Directors;

     2. To act upon the approval of the renewal of the advisory agreement between the Company and HMG Advisory Corp.; and

     3. To transact such other business as may properly come before the meeting.

     The record date for determining shareholders entitled to notice of and to vote at the annual meeting is June 30, 1998.

     Enclosed is a copy of the Company's Annual Report for the fiscal year ended December 31, 1997.

     It is important, whether or not you plan to attend the meeting in person, that you fill in, sign and date the accompanying proxy and return it promptly in the postage prepaid envelope which is enclosed for your convenience. The signing and mailing of the proxy will not affect your right to vote your shares in person if you attend the meeting and desire to do so.

                                              By Order of the Board of Directors

                                                   Lawrence I. Rothstein
                                                   Secretary

                                 PROXY STATEMENT

                                       of

                         HMG/COURTLAND PROPERTIES, INC.


     The accompanying proxy is solicited by the Board of Directors for use at the annual meeting of shareholders and is being mailed with this Proxy Statement to all shareholders on July 14, 1998. If a proxy card is properly signed and is not revoked by the shareholder, the shares of common stock of the Company (the "Shares") represented thereby will be voted at the meeting in accordance with the instructions, if any, of the shareholder. If no instructions are given, they will be voted for the election of Directors nominated by the Board of Directors and for approval of the new advisory agreement (the "Advisory Agreement") between the Company and HMG Advisory Corp. (the "Advisor"). Any shareholder may revoke his proxy at any time before it is voted by giving written notice of revocation to the Secretary of the Company.

     Holders of Shares of record at the close of business on June 30, 1998 are entitled to notice of and to vote at the meeting. On that date, there were 1,100,235 Shares outstanding. Each Share is entitled to one vote on all business of the meeting. The holders of a majority of the outstanding Shares, present in person or represented by proxy, will constitute a quorum at the meeting.
Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved. As of June 30, 1998, Transco Realty Trust ("Transco"), 2701 South Bayshore Drive, Coconut Grove, Florida 33133, was the beneficial owner of 477,300 Shares, or 43% of the outstanding Shares. As of June 30, 1998, Barry S. Halperin, 441 South Federal Highway, Deerfield Beach, Florida 33441, was the beneficial owner of 66,900 Shares, or 6% of the outstanding Shares. Beneficial ownership is based on sole voting and investment power.

     The Company has been advised by its officers and nominees for directors, and their affiliated shareholders, Transco and Courtland Group, Inc. ("CGI"), that they intend to vote for the election of each of the nominees and for the approval of the Advisory Agreement. Such shareholders own in the aggregate 566,830 shares, or 52% of the outstanding Shares. As a result, each of the nominees is expected to be elected as a Director and the Advisory Agreement is expected to be approved. As noted below, certain Directors of the Company are affiliated with principal shareholders of the Company and are principal shareholders, directors and officers of the Advisor. See "Election of Directors" below for information concerning holders who may be deemed to own beneficially more than 5% of the outstanding shares.


                              ELECTION OF DIRECTORS

     The entire Board of Directors will be elected at the annual meeting of shareholders to serve until the next annual meeting of shareholders and until the election and qualification of their successors. In the event any nominee should not continue to be available for election, proxies may be voted for the election of a substitute nominee or the Board of Directors may elect to reduce the number of Directors. The Board of Directors has no reason to anticipate that any nominee will not be available for election. All of the nominees have been elected previously by the shareholders, except Lawrence I. Rothstein who was appointed as a director by the Board of Directors in April 1998. Gustav Eysell passed away on January 28, 1998 after having served as a director for over 26 years.

     An affirmative vote by the holders of a majority of the Shares present in person or by proxy at the Annual Meeting of Shareholders is required for the election of each Director.

     Set forth in the table below is certain information about each current Director, each nominee for Director and the Shares held by all Directors and executive officers as a group.

                                                          Shares Held as of June 30, 1998(1)

                              Principal Occupation or       Shares Owned       Additional Shares in
Name, Age, Year First         Employment During the         by the             which the Nominee
Became a Director or          Past Five Years Other         Nominee or         has, or Participates in,
Officer of the Company        than with the Company         Members of         the Voting or             Total Shares and
                              and Other Information         His Family(1)      Investment Power(2)       Percent of Class
----------------------------- ----------------------------- ------------------ ------------------------- ---------------------
Maurice Wiener                Chairman of the Board             35,100(4)             541,830(3)            576,930(3),(4)
 56-1974                      and Chief Executive                                                                 49%
 Chairman of the Board        Officer of the Advisor;
 of Directors, President      Executive Trustee,
 and Chief Executive          Transco Realty Trust;
Officer                       Director, T.G.I.F. Texas,
                              Inc.; Trustee, Heitman
                              Real Estate Fund;
                              Chairman of the Board
                              and Chief Executive
                              Officer of CGI

Lawrence I. Rothstein         Director, President,              25,000(4)             541,830(3)                566,830
 45-1983                      Treasurer and Secretary                                                             48%
 Director, Senior Vice-       of Advisor; Trustee and
 President, Treasurer         Vice-President of
 and Secretary                Transco; Director,
                              President, and Secretary
                              of CGI

Walter G. Arader              President, Arader, Herzig         12,800(4)                  0                   12,800(4)
 78-1977                      and Associates, Inc.                                                                1%
 Director                     (financial and
                              management consultants);
                              Director, The Pep Boys -
                              Manny, Moe & Jack;
                              Director, Unitel Video,
                              Inc.; Former Secretary of
                              Commerce,
                              Commonwealth of
                              Pennsylvania

John B. Bailey                Real estate consultant;            7,100(4)                  0                     7,100
 71-1971                      Retired CEO, Landauer                                                                *
 Director                     Associates, Inc. (real
                              estate consultants)
                              (1977-1988)

Harvey Comita                 President and Director of          5,000(4)             477,300(5)                482,300
 68-1992                      Pan-Optics, Inc. (1971-                                                             41%
 Director                     1991); Director of Mediq,
                              Incorporated (1981-
                              1991); Trustee, Transco
                              Realty Trust

                                        2

                              Principal Occupation or       Shares Owned       Additional Shares in
Name, Age, Year First         Employment During the         by the             which the Nominee
Became a Director or          Past Five Years Other         Nominee or         has, or Participates in,
Officer of the Company        than with the Company         Members of         the Voting or             Total Shares and
                              and Other Information         His Family(1)      Investment Power(2)       Percent of Class
----------------------------- ----------------------------- ------------------ ------------------------- ---------------------

All 7 Directors and                                              95,000(4)            541,830(3)                636,830
Executive Officers as a                                                                                           54%
Group
---------------------------

*    Less than one percent

(1) Unless otherwise indicated, beneficial ownership is based on sole voting and investment power with respect to the Shares.

(2) Shares listed in this column represent Shares held by entities with which the Directors or officers are associated. The Directors, officers and members of their families have no ownership rights in the Shares listed in this column.
     See note 3 below.

(3) This number includes the number of Shares held by Transco (477,300 Shares), CGI (54,530 shares) and T.G.I.F. Texas, Inc. ("TGIF") (10,000 shares). Several of the Directors of the Company are directors, trustees, officers or shareholders of Transco, CGI and T.G.I.F. Of those Shares owned by Transco, 24,350 have been pledged to a brokerage firm pursuant to a margin agreement.

     Mr. Wiener is the executive trustee of Transco and holds 24% of its stock. Mr. Wiener is also director and officer of CGI which owns 21% of Transco's stock. Mr. Wiener is Chairman of the Board, Chief Executive Officer and a 40% shareholder. Mr. Wiener is a director and 18% shareholder of TGIF. Mr. Wiener is the cousin of Bernard Lerner, Vice President of the Company and Vice President of the Advisor.

     For information concerning relationships of certain directors and officers of the Company to the Advisor, see "Approval of Advisory Agreement."

     As a result of these relationships, the persons named above may be deemed to share investment power and voting power of Shares held by each firm with which they are associated in conjunction with a number of other persons, including in several cases persons who are neither directors nor officers of the Company.

(4) This number includes options granted under the 1990 Stock Option Plan, none of which have been exercised. These options have been granted to Mr. Wiener, 30,000; Mr. Rothstein, 15,000; 5,000 each to Mr. Arader, Mr. Bailey, and Mr. Comita; and a total of 10,000 to two officers who are not directors. Reference is made to "Compensation of Directors and Executive Officers and Other Transactions" for further information about the 1990 Stock Option Plan.

(5) This number represents the number of shares held by Transco, of which Mr. Comita is a Trustee.


Meetings of the Board of Directors

     The Board of Directors held three meetings during 1997. During this period all of the Directors of the Company attended at least 75% of the total number of meetings of the Board and any Committee of which they were a member.

Committees of the Board of Directors

     The Board of Directors has an Audit Committee and a Stock Option Committee. The Company does not have a Compensation Committee or a Nominating Committee.

     Messrs. Comita and Arader were appointed to the Audit Committee by the Board of Directors effective April 4, 1997 replacing Messrs. Gray and Fieber. See "Certain Transactions" for further information regarding the removal of Messrs. Gray and Fieber from the Audit Committee. The primary responsibilities of the Audit Committee are to review the annual financial statements of the Company and to examine and consider such other matters in relation to the internal and external audit of the Company's accounts and in relation to the financial affairs of the Company and its accounts as the Committee may, in its discretion, determine to be desirable. The Audit Committee met three times during 1997.

     Messrs. Arader and Bailey serve as members of the Stock Option Committee. The Committee is authorized to grant options to officers and key employees of the Company. The Stock Option Committee met once during 1997.


COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

     Executive officers receive no cash compensation from the Company in their capacity as executive officers. Executive officers are eligible to receive stock options pursuant to the 1990 Stock Option Plan. During 1997, no options were granted to executive officers.

     Compensation of Directors. Each Director receives an annual fee of $5,000, plus expenses and $500 for each meeting attended of the Board of Directors.

     Grant of Options. During 1997, the Stock Option Committee, under the 1990 Stock Option Plan, did not grant any options.

                                          December 31, 1997 Option Values

                                                Number of Securities                   Value of Unexercised
                                               Underlying Unexercised               In-the-Money Options as of
                                           Options as of December 31, 1997            December 31, 1997 (1)
                Name                          Exercisable/Unexercisable             Exercisable/Unexercisable
------------------------------------- ----------------------------------------- ----------------------------------
           Maurice Wiener                             30,000/0                                 $0/0
       Chief Executive Officer
        Lawrence I. Rothstein                         15,000/0                                 $0/0
        Senior Vice President
          Walter G. Arader                             5,000/0                                 $0/0
              Director
           John B. Bailey                              5,000/0                                 $0/0
              Director
            Harvey Comita                              5,000/0                               $5,625/0
              Director

(1) This value is based on the December 31, 1997 closing price for the Company's Shares on the American Stock Exchange of $4 7/8, or $4.8750, per Share.


     Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers to file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of change in beneficial ownership of the Company's Shares. Such officers and directors are required by SEC regulations to furnish to the Company copies of all Section 16(a) reports that they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all executive officers and directors of the Company complied with the Section 16(a) filing requirements for the fiscal year ended December 31, 1997.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following discussion describes the organizational structure of the Company's subsidiaries and affiliates.

Transco Realty Trust ("Transco").
     Transco is a publicly-held 43% shareholder of the Company. Mr. Wiener is the executive trustee and an officer of Transco and holds approximately 25% of Transco's stock. Mr. Rothstein serves as a trustee and an officer of Transco. Mr. Comita serves as a trustee of Transco.

Courtland Group, Inc.  ("CGI").
     Mr. Wiener is a director and officer of CGI, which owns 21% of Transco's stock and owns approximately 5% of the Company's common stock. Mr. Wiener is Chairman of the Board and a 40% shareholder of CGI. Mr. Rothstein serves as Director and President of CGI. CGI served as the advisor of the Company during the year ended December 31, 1997.

HMG Advisory Corp. (the "Advisor").
     Effective January 1, 1998, the Advisor became the new advisor of the Company. The Advisor is principally owned by Maurice Wiener, its Chairman and CEO and a Director. Mr. Rothstein serves as President, Treasurer, Secretary and a Director of the Advisor.

Courtland Investments, Inc. ("CII").
     The Company owns a 95% non-voting interest in CII. The other 5% (which represents 100% of the voting stock) is owned by a wholly-owned subsidiary of Transco.

     CII and its wholly-owned subsidiary own 100% of Grove Isle Club, Inc., Grove Isle Yacht Club Associates and Grove Isle Marina, Inc. CII also owns 15% of Grove Isle Associates, Ltd., and the other 85% is owned by the Company.

     On May 31, 1997, CII sold a 45% partnership interest in GIA, Ltd. to the Company for approximately $4.6 million. This transaction was between consolidated subsidiaries and accordingly had no impact on the consolidated financial statements of the Company.

HMG-Fieber Associates ("Fieber").
     The Company also owns a 65% interest in Fieber and the other 35% is owned by NAF Associates ("NAF"). The partners in NAF include the following related parties: Norman A. Fieber, a former director of the Company (33.62%), Norman A. Fieber's son, James A. Fieber, (1.08%), Norman A. Fieber's brother, Stanley S. Fieber, M.D. (7.59%), and Martine Avenue Associates (Martine), a New York general partnership in which Mr. Gray, a former officer and director of the Company, and Mr. Gray's sister are the partners (13.02%). The Company discovered in May 1998 that Martine was liquidated and dissolved in 1996.

The following discussion describes all material transactions, receivables and payables involving related parties. All of the transactions described below were on terms as favorable to the Company as comparable transactions with unaffiliated third parties.

The Advisor.
     The day-to-day operations of the Company are handled by the Advisor. Reference is made to "Approval of Advisory Agreement" below for further information about the duties and remuneration of the Advisor.

CGI.
     As of December 31, 1997 and 1996, CGI owed the Company $205,000 and $417,000, respectively. Such sums bear interest at the prime rate plus 1% and are due on demand.

Transco.
     As of December 31, 1997, the Company has a note and accrued interest receivable from Transco of $450,000 compared to $425,000 as of December 31, 1996. This note bears interest at the prime rate and is due on demand.

CII - T.G.I.F. Texas, Inc.
     CII owns approximately 49% of the outstanding shares of T.G.I.F. Texas, Inc. ("T.G.I.F."). Mr. Wiener is a director and officer of T.G.I.F and owns, directly and indirectly, approximately 18% of the outstanding shares of T.G.I.F. As of December 31, 1997, T.G.I.F. has amounts due from Mr. Weiner in the amount of approximately $170,000. These amounts are due on demand and bear interest at the prime rate. Also, T.G.I.F. owns 10,000 shares of the Company at $5 per share which was the market value at the time of purchase. The Advisor receives a management fee of $18,000 per year from T.G.I.F.

     As of December 31, 1997 and 1996, CII owed approximately of $3.1 million and $2.5 million, respectively to T.G.I.F. All advances between CII and T.G.I.F. are due on demand and bear interest at the prime rate plus 1%.

CII- Grove Isle.
     In 1986, CII acquired from the Company the rights to develop the marina at Grove Isle for a promissory note of $620,000 payable in 10 years at an annual interest rate equal to the prime rate. The principal matures on January 2, 2001. Interest payments are due each January 2. Because the Company consolidates CII, the note payable and related interest income are eliminated in consolidation.

Transco - South Bayshore Associates ("SBA").
     SBA is a joint venture in which Transco and the Company hold interests of 25% and 75%, respectively. The major asset of SBA is a demand note from Transco, bearing interest at the prime rate, with an outstanding balance of approximately $450,000 in principal and interest as of December 31, 1997 compared to a balance of $425,000 as of December 31, 1996. Beginning in the first quarter of 1992, Transco started paying a minimum of $5,000 per quarter on account of the note.

     The Company holds a demand note from SBA bearing interest at the prime rate plus 1% with an outstanding balance as of December 31, 1997 of approximately $935,000, in principal and accrued interest, compared to a balance of $877,000, in principal and accrued interest, as of December 31, 1996. No payments were made in 1997 and 1996, and accrued and unpaid interest was not capitalized. Because the Company consolidates SBA, the note payable and related interest income are eliminated in consolidation.

HMG-Fieber Wallingford Associates.
     In April of 1986, James A. Fieber, Trustee, acting for The Fieber Group purchased from the Company a two-thirds interest in a store located in Wallingford, Connecticut leased to Grossman's, Inc., a chain of home improvement stores, for $233,000 based on the appraised value of the store, less existing indebtedness. Subsequently, on July 1, 1986, the Company purchased from Transco its 8-1/3% interest in the Wallingford store and concurrently entered into an agreement with The Fieber Group creating the joint venture titled HMG-Fieber Wallingford Associates, owned two-thirds by James A. Fieber, Trustee, acting for The Fieber Group, and one-third by the Company. Partners in The Fieber Group included the following related parties: Norman A. Fieber, a former director of the Company, James Fieber (Norman A. Fieber's son) and Martine Avenue Associates, a New York general partnership in which Mr. Gray, a former officer and director of the Company, and Mr. Gray's sister are the partners.

HMG-Fieber Associates ("Fieber").
     On June 30, 1986, the Company purchased from Transco its 25% interest in certain retail stores located in Connecticut, Maine, Massachusetts, New Hampshire, New York, Pennsylvania, Rhode Island and Vermont and owned by South Bayshore Associates, a joint venture owned 75% by the Company and 25% by Transco. These stores were leased to Grossman's, Inc. under net leases, most of which provided for minimum and percentage rent payments. The purchase price paid the Company was $1,500,000 plus the assumption of liabilities of $660,355. Concurrently, the Company sold to NAF a 35% interest in the Grossman's stores for a price of approximately $2,100,000 plus the assumption of liabilities of $924,497, and entered into an agreement with NAF creating the joint venture titled HMG-Fieber Associates. The purchase price of Transco's 25% interest and of NAF's 35% interest were based on the appraised value of the Grossman's stores, less existing indebtedness. NAF is a Connecticut general partnership, the partners of which include the following related parties: Norman A. Fieber, a former director of the Company (33.62%), James A. Fieber, Norman A. Fieber's son (1.08%), Stanley S. Fieber, M.D., Norman A. Fieber's brother (7.59%), and Martine Avenue Associates, a New York general partnership in which Mr. Gray, a former officer and director the Company, and Mr. Gray's sister are the partners (13.02%).

Inquiry and Litigation Relating to HMG-Fieber Wallingford Associates and HMG-Fieber Associates.
     The Company has made certain claims and taken certain other actions against Lee Gray, a former officer and Director of the Company, Norman A. Fieber, a former Director of the Company, and certain related parties. The Company's claims and actions arose from the failure of Messrs. Gray and Fieber to disclose Mr. Gray's and Mr. Gray's sister's interest in the Company's HMG-Fieber Wallingford Associates and HMG- Fieber Associates joint ventures (the "Joint Ventures") and the inquiry into Messrs. Gray's and Fieber's failure to disclose Mr. Gray's and Mr. Gray's sister's interest in HMG-Fieber Associates by a Special Committee appointed by the Board of Directors (the "Inquiry"). The Company is currently party, as both plaintiff and defendant, to litigation in two jurisdictions stemming from the Inquiry and the actions taken by the Company and Courtland Group, Inc., a Delaware corporation ("CGI"), subsequent to the Inquiry. A summary of the Inquiry and the resulting litigation follows.

     On November 15, 1996, the Board of Directors appointed a Special Committee of the Board to review Mr. Lee Gray's failure to disclose his and his sister's interest, through Martine Avenue Associates ("Martine"), a partnership of Mr. Gray and his sister, in NAF Associates ("NAF"), the Company's 35% joint venture partner in HMG-Fieber Associates ("Fieber"), as well as Mr. Norman A. Fieber's failure to disclose Mr. Gray's and Mr. Gray's sister's interest in NAF. Mr. Gray's interest in NAF first came to the attention of the Company in October of 1996. James A. Fieber, Norman A. Fieber's son, and Stanley Fieber, Norman A. Fieber's brother, are also partners in NAF. During the course of the Inquiry, it was discovered that Mr. Gray and his sister also had an interest in a group of investors organized by Mr. Fieber ("The Fieber Group"), the Company's 66-2/3% joint venture partner in HMG-Fieber Wallingford Associates, which venture operated from 1986 to 1992.

     As a result of the Inquiry, it was determined that in 1986, Mr. Gray and his sister, through Martine, acquired a 13.02% interest in NAF and a 20% interest in The Fieber Group, but did not then or at any time since disclose those interests to the Board of Directors of the Company. Norman A. Fieber, a partner in both

NAF and The Fieber Group, also failed to disclose to the Company Mr. Gray's and Mr. Gray's sister's interests in NAF and The Fieber Group.

     A special meeting of the Board of Directors was held on March 21, 1997, at which the Board considered the report of the Special Committee. Based on the Special Committee's report and in consultation with counsel, the Board concluded that Mr. Gray breached his fiduciary duty to the Company and to the Advisor by failing to disclose his and his sister's interest in NAF and The Fieber Group, and that Mr. Norman A. Fieber breached his fiduciary duty to the Company and assisted Gray by failing to disclose Mr. Gray's and Mr. Gray's sister's interest in NAF and The Fieber Group.

     In March 1997, the Board requested the resignation of Mr. Gray as President, Treasurer, Director and as a member of the Audit Committee; requested the resignation of Mr. Norman A. Fieber as a Director and member of the Audit Committee; and requested that the Board of Directors of CGI consider requesting the resignation of Mr. Gray as President, Treasurer and Director of CGI.

     In April 1997, Mr. Gray was removed as President and Treasurer of the Company and as a member of the Audit Committee and as President and a Director of CGI. Mr. Gray refused to resign as a director of the Company. In April 1997, Norman A. Fieber was removed as a member of the Audit Committee of the Company but refused to resign as a director of the Company. Mr. Gray and Mr. Norman A. Fieber were not reelected as directors of the Company at the 1997 Annual Meeting of Shareholders.

HMG Courtland Properties, Inc. v. Lee Gray et al.

     On July 2, 1997, the Company filed suit in the Court of Chancery of the State of Delaware in and for New Castle County against Lee Gray (individually and as a partner in Martine Avenue Associates); Norman A. Fieber (individually and as a partner in NAF Associates); Betsy Gray Saffell (Lee Gray's sister) (individually and as a partner in Martine Avenue Associates); Martine Avenue Associates, a New York general partnership in which Mr. Gray and Mrs. Saffell are the general partners ("Martine"); NAF Associates, a Connecticut general partnership in which Mr. Fieber and Martine are general partners and the Company's joint venture partner in HMG-Fieber Associates ("NAF"); and The Jim Fieber Trust, a trust for The Fieber Group (beneficiaries include Mr. Fieber and Martine) and the Company's joint venture partner in HMG-Fieber Wallingford Associates (the "Trust"). James A. Fieber, son of Norman A. Fieber, serves as a trustee of the Trust.

     The Company's lawsuit is based on the facts underlying the Board of Directors' conclusion, based upon the report of the Special Committee following the Inquiry and in consultation with counsel, that Mr. Gray breached his fiduciary duties to the Company and by failing to disclose his and his sister's interest in the Joint Ventures, and that Mr. Fieber breached his fiduciary duty to the Company and assisted Mr. Gray by failing to disclose Mr. Gray's and Mr. Gray's sister's interest in the Joint Ventures. The Company's suit makes the following claims: (i) breach of fiduciary duty against Mr. Gray' (ii) breach of fiduciary duty against Mr. Fieber; (iii) aiding the abetting against Mr. Fieber, Mrs. Saffell, Martine, NAF and the Trust; (iv) usurpation of a corporate opportunity against all defendants; (v) common law fraud against Messrs. Gray and Fieber; and (vi) conspiracy against all defendants. Relief being sought by the Company includes: (i) damages; (ii) imposition of constructive trust for the benefit of the Company over, and an accounting of, the defendant's interests in the Joint Ventures; (iii) a recision of the transactions which created the Joint Ventures; and (iv) a disgorgement of all interests and profits derived by all the defendants from the Joint Ventures. The lawsuit is currently in discovery. The Company believes strongly that its claims are meritorious and intends to vigorously pursue all legal remedies against all defendants.

Lee Gray v. HMG/Courtland Properties, Inc. et al.

     On May 22, 1997, Lee Gray, a former director and officer and a shareholder of the Company and a former officer and director and a shareholder of CGI, which served as the Company's advisor pursuant to an advisory agreement which expired December 31, 1997, filed suit in the Circuit Court of the 11th Judicial Circuit in and for Dade County, Florida against the following defendants: (i) the Company; (ii) all of the directors and certain of the officers of the Company and of CGI; (iii) CGI; and (iv) HMG Advisory Corp., a Delaware corporation that began service as the Company's advisor on January 1, 1998 pursuant to the advisory agreement approved by the shareholders at the Company's Annual Meeting held on June 27, 1997 (the "Advisor").

     In his lawsuit, Mr. Gray, individually and derivatively as a shareholder of CGI, alleges, among other things, that his removal as an officer of the Company, his failure to nominated for reelection as Director of the Company, his subsequent removal as an officer and director of CGI and the Board of Directors' decision not to renew the Company's former advisory agreement with CGI, were the product of a conspiracy involving certain officers and Directors of the Company and of CGI who wanted to force Mr. Gray out of the Company and CGI, and to terminate the Company's advisory agreement with CGI, for their own financial gain. Mr. Gray has also alleged that he was libeled in the discussion of the Inquiry and the results thereof in certain documents, including documents filed with the Securities and Exchange Commission. Mr. Gray is seeking money damages in excess of $15,000, punitive damages, and temporary and permanent injunctive relief on the following grounds: (i) breach of fiduciary duty against the directors and certain of the officers of the Company; (ii) libel against the Company and the directors and certain of the officers of the Company; (iii) breach of fiduciary duty against the officers and directors of CGI; and (iv) tortious interference with an advantageous business relationship against defendants Advisor and the officers and directors of CGI.

     On July 10, 1997, the Company filed a motion to dismiss the portion of the lawsuit directed against it and its directors. The motion to dismiss was granted November 18, 1997. On December 1, 1997, Mr. Gray filed an amended complaint that seeks to reinstate the libel claim against the Company. The Company has moved to stay proceedings in this case pending the outcome of the Company's Delaware action. The motion is currently subjudice. The Company and its officers and directors believe strongly that they have meritorious defenses to, and intend to vigorously defend against, the claims made by Mr. Gray.

     CGI filed a motion to dismiss the tortious interference claims directed against it as described in (iv) above which was granted. The Advisor filed a motion to dismiss the portion of the lawsuit directed against it which was granted. The Advisor is no longer a party to the litigation.

Norman A. Fieber v. HMG/Courtland Properties, Inc. et al.

     On July 8, 1997, Norman A. Fieber, NAF Associates and James A. Fieber, Trustee (collectively, the "Fieber Plaintiffs") filed a separate lawsuit against the Company in the Superior Court of the State of Connecticut, Fairfield/Bridgeport Judicial District. In their lawsuit, the Fieber Plaintiffs are seeking a declaratory judgment absolving them of any liability to the Company on essentially all of the issues and claims being considered in the Company's lawsuit in Delaware discussed above.

     On August 27, 1997, the Company moved to dismiss, or in the alternative, stay this action on the grounds that the declaratory judgment action was inappropriate given the pendency of the Company's prior pending lawsuit in Delaware. This motion was never decided. On June 16, 1998, the Fieber Plaintiffs filed a notice of withdrawal of their claims and the matter is now terminated.

                         APPROVAL OF ADVISORY AGREEMENT

     The New Advisory Agreement. At the 1996 annual meeting of shareholders, the advisory agreement between the Company and Courtland Group, Inc. ("CGI") was renewed for a one year term expiring on December 31, 1997. On April 4, 1997, the Board of Directors approved a new advisory agreement (the "Advisory Agreement") between the Company and HMG Advisory Corp. (the "Advisor") for a term commencing January 1, 1998 and expiring December 31, 1998. The Advisory Agreement was approved by a majority of the shareholders of the Company at the 1997 Annual Meeting of Shareholders on June 27, 1997. The Advisory Agreement is substantially the same as the former advisory agreement but with a 25% reduction in the regular compensation paid to the Advisor.

     The Advisor is majority owned by Mr. Wiener with the remaining shares owned by certain officers, including Mr. Rothstein. The officers and directors of the Advisor are as follows: Maurice Wiener, Chairman of the Board and Chief Executive officer; Lawrence I. Rothstein, President, Treasurer, Secretary and Director; Carlos Camarotti, Vice President - Finance and Assistant Secretary; and Bernard Lerner, Vice President. On April 3, 1998, the Board of Directors approved the renewal of the Advisory Agreement. Under the terms of the Advisory Agreement, the renewal must be approved by the holders of a majority of the Shares. If the holders of a majority of the Shares approve the renewal of the Advisory Agreement, the Advisory Agreement will be renewed for a one year term commencing on January 1, 1999 through December 31, 1999.

     The following description of the Advisory Agreement contains a summary of its material terms.

     General Provisions. The Advisory Agreement is not assignable without the consent of the unaffiliated Directors of the Company and the Advisor. The Advisory Agreement provides that officers, directors, employees and agents of the Advisor or of its affiliates may serve as Directors, officers or agents of the Company.

     Duties of Advisor. The Advisor in performing its duties under the Advisory Agreement is at all times subject to the supervision of the Directors of the Company and has only such authority as the Directors delegate to it as their agent. The Advisor counsels and presents to the Company investments consistent with the objectives of the Company and performs such research and investigation as the Directors may request in connection with the policy decisions as to the type and nature of investments to be made by the Company. Such functions include evaluation of the desirability of acquisition, retention and disposition of specific Company assets. The Advisor also is responsible for the day-to-day investment operations of the Company and conducts relations with mortgage loan brokers, originators and servicers, and determines whether investments offered to the Company meet the requirements of the Company. The Advisor provides executive and administrative personnel, office space and services required in rendering such services to the Company. To the extent required to perform its duties under the Agreement, the Advisor may deposit into and disburse from bank accounts opened in its own name any money on behalf of the Company under such terms and conditions as the Company may approve.

     Allocation of Expenses. Under the Advisory Agreement, the Advisor pays: all salary and employment expenses of its own personnel and of the officers and employees of the Company who are affiliates of the Advisor; all of the administrative, rent and other office expenses (except those relating to a separate office, if any, maintained by the Company) relating to its services as Advisor; and travel (to the extent not paid by any party other than the Company or the Advisor) and advertising expenses incurred in seeking investments for the Company.

     The Company is required to pay all expenses of the Company not assumed by the Advisor, including, without limitation, the following: (a) the cost of borrowed money; (b) taxes on income, real property and all other taxes applicable to the Company; (c) legal, accounting, underwriting, brokerage, transfer agent's, registrar's, indenture trustee's, listing, registration and other fees, printing, engraving, and other expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and stock exchange listing of the Company's securities; (d) fees and expenses of advisors and independent contractors, consultants, managers and other agents employed directly by the Company; (e) expenses connected with the acquisition, disposition or ownership of mortgages or real property or other investment assets, including, to the extent not paid by any party other than the Company or the Advisor, but not limited to, costs of foreclosure, costs of appraisal, legal fees and other expenses for professional services, maintenance, repairs and improvement of property, and brokerage and sales commissions, and expenses of maintaining and managing real property equity interests; (f) the expenses of organizing or terminating the Company; (g) all insurance costs (including the cost of Directors' liability insurance) incurred in connection with the protection of the Company's property as required by the Directors; (h) expenses connected with payment of dividends or interest or distributions in cash or any other form made or caused to be made by the Directors to holders of securities of the Company, including a dividend reinvestment plan, if any; (i) all expenses connected with communications to holders of securities of the Company and the other bookkeeping and clerical work necessary in maintaining relations with holders of securities, including the cost of printing and mailing checks, certificates for securities and proxy solicitation materials and reports to holders of the Company's securities; (j) to the extent not paid by borrowers from the Company, the expenses of administering, processing and servicing mortgage, development, construction and other loans; (k) the cost of any accounting, statistical, or bookkeeping equipment necessary for the maintenance of the books and records of the Company; (l) general legal, accounting and auditing fees and expenses; (m) salaries and other employment expenses of the personnel employed by the Company who are not affiliates of the Advisor, fees and expenses incurred by the Directors, officers and employees in attending Directors' meetings, and fees and travel and other expenses incurred by the Directors and officers and employees of the Company who are not affiliates of the Advisor.

     Expenses relating to the grant of options to all officers and employees of the Company under a plan approved by the shareholders of the Company are borne by the Company.

     Remuneration of the Advisor. For services rendered under the current advisory agreement, the Advisor is entitled to receive as regular compensation a monthly fee equal to the sum of (a) $55,000 (equivalent to $660,000 per year) and (b) 20% of the amount of any unrefunded commitment fees received by the Company with respect to mortgage loans and other commitments which the Company was not required to fund and which expired within the next preceding calendar month. In 1995, 1996 and 1997, CGI's annual regular compensation amounted to $875,000, $875,000 and $875,000, respectively.

     The Advisory Agreement also provides that the Advisor shall receive incentive compensation for each fiscal year of the Company equal to the sum of
(a) 10% of the realized capital gains (net of accumulated net realized capital losses) and extraordinary non-recurring items of income of the Company for such year, and (b) 10% of the amount, if any, by which Net Profits of the Company exceed 8% per annum of the Average Net Worth of the Company. "Net Profits" is defined as the gross earned income of the Company for such period (exclusive of gains and losses from the disposition of assets), minus all expenses other than non-cash charges for depreciation, depletion and amortization and the incentive compensation payable to the Advisor, and minus all amounts expended for mortgage amortization on long-term mortgage indebtedness, excluding extraordinary and balloon payments. "Average Net Worth" is defined as the average of the amount in the shareholders' equity accounts on the books of the Company, plus the accumulated non-cash reserves for depreciation, depletion and amortization shown on the books of the Company, determined at the close of the last day of each month for the computation period.

     If and to the extent that the Company requests the Advisor, or any of its directors, officers, or employees, to render services for the Company, other than those required to be rendered by the Advisor under the Agreement, such additional services are to be compensated separately on terms to be agreed upon between such party and the Company from time to time, which terms must be fair and reasonable and at least as favorable to the Company as similar arrangements for comparable transactions of which the Company is aware with organizations unaffiliated with the Advisor. CGI received fees of $30,000 and $30,000, in 1997 and 1996, respectively, for managing certain of the Company's affiliates.

     Set forth below is the aggregate compensation paid to CGI during the two fiscal years ended December 31, 1997:

     Form of Compensation                                       Amount
                                                        1996             1997


Regular Compensation .......................        $  875,000        $  875,000
20% of Unrefunded Commitment Fees ..........               -0-               -0-
Incentive ..................................           192,000           386,000
Management Fees ............................            30,000            30,000
                                                    ----------        ----------
Total ......................................        $1,097,000        $1,291,000
                                                    ==========        ==========

     Brokerage Fees Paid the Advisor. Under the Advisory Agreement, the Advisor and its affiliates are prohibited from receiving from the Company any brokerage or similar fees for the placement of mortgages or other investments with the Company. However, the Advisor and its affiliates can receive normal brokerage commissions from borrowers in connection with transactions involving the Company, provided that such commissions are fully disclosed to all Directors of the Company and the Directors approve of the transaction and that such commissions (which to the extent paid by the borrower and retained by the Advisor or its affiliates may reduce the yield to the Company) are fair and reasonable and in accord with the prevailing rates in the locality in which the transaction is consummated for the type of transaction involved. The Advisor and its affiliates may, subject to the same terms and conditions, receive normal brokerage commissions from sellers, buyers, lessees and other parties with whom the Company engages in transactions.

Management of the Advisor

     Set forth below are the names, offices with the Advisor and principal occupations of the current executive officers and directors of the Advisor.

  Names and Offices
   with the Advisor                       Principal Occupation

Maurice Wiener........................See "Election of Directors."
   Chairman of the Board of
   Directors and Chief
   Executive Officer
Lawrence I. Rothstein.................Senior Vice President, Treasurer,
   President, Treasurer, Secretary    Secretary and Director of the Company;
   and Director                       Vice President, Treasurer, Secretary and
                                      Trustee of Transco.
Bernard Lerner........................Vice President of the Company.
   Vice President
Carlos Camarotti......................Vice President and Assistant Secretary of
   Vice President-Finance and         the Company.
   Assistant Secretary

     The Directors recommend that the shareholders approve the Agreement. An affirmative vote by the holders of a majority of the Shares present in person or by proxy at the Annual Meeting of Shareholders is required for approval of the Agreement.


                             INDEPENDENT ACCOUNTANTS

     The  Company  has  engaged  BDO  Seidman,   LLP  ("BDO"),  its  independent
accountant for the fiscal year ended December 31, 1997, as its independent accountant for the fiscal year ending December 31, 1998.

     Representatives of BDO are not expected to be present at the meeting.


                             SOLICITATION OF PROXIES

     The cost of soliciting proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited by Directors, officers and employees of the Company personally, by telephone or by telegraph.


                                 OTHER BUSINESS

     The Board of Directors is not aware of any business other than those items referred to above to be presented for action at the meeting. However, should any other matters requiring a vote of the shareholders arise, the agents named in the accompanying proxy will vote in accordance with their own best judgment.

     In order for proposals of shareholders to be considered for inclusion in the proxy materials for presentation at the 1999 annual meeting of shareholders, such proposals must be received by the Company no later than January 23, 1999.

                             ----------------------


     A copy of the Annual Report on Form 10-KSB for the year ended December 31, 1997, including financial statements and schedules thereto, filed with the Securities and Exchange Commission, may be obtained by shareholders without charge upon written request to: Secretary, HMG/Courtland Properties, Inc., 2701 South Bayshore Drive, Coconut Grove, Florida 33133.

                             ----------------------


             YOU CAN SAVE YOUR COMPANY ADDITIONAL EXPENSE BY SIGNING
                AND RETURNING YOUR PROXY AS PROMPTLY AS POSSIBLE

                        HMG/COURTLAND PROPERTIES, INC.
                                     Proxy
                 Solicited on Behalf of the Board of Directors

     The undersigned shareholder of HMG/COURTLAND PROPERTIES, INC. ("Company") hereby appoints MAURICE WIENER as attorney and proxy to vote as designated on the reverse all shares of Common Stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at Grove Isle Club and Resort, 4 Grove Isle Drive, Coconut Grove, Florida on Friday, August 7, 1998 at 10:30 a.m. and at any adjournment or adjournments thereof.


                  (Continued and to be signed on reverse side)

                        Please date, sign and mail your
                      proxy card back as soon as possible!

                         Annual Meeting of Shareholders
                         HMG/COURTLAND PROPERTIES, INC.

                                 August 7, 1998

               | Please Detach and Mail in the Envelope Provided |
               V                                                 V

A[X] Please mark your
     votes as in this
     example.

1. Election of     FOR        WITHHELD       2. Proposal to approve renewal of
   Directors      [__]         [__]             the Advisory Agreement between
Nominees: M. Wiener                             the Company and HMG Advisory
          L. Rothstein                          Corp.    FOR   AGAINST   ABSTAIN
          W. Arader                                      [__]   [__]      [__]
          J. Bailey
          H. Comita                          3. In their discretion, upon such
FOR, except vote withheld from the following    other matters as may properly
nominee(s):                                     come before the meeting or any
____________________________________________    adjournment thereof, all in
                                                accordance with the Company's
                                                Proxy Statement, receipt of
                                                which is hereby acknowledged.

               This proxy when  properly  executed  will be voted in  accordance
               with   the   above   instructions.   In  the   absence   of  such
               specifications this proxy will be voted FOR Proposals 1 and 2.


               PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.


SIGNATURE(S)___________________________________________ DATE __________
(Please sign exactly as your name appears hereon. Persons signing as executors, trustees, guardians, etc., please so indicate when signing.)